Exhibit 10.36

EMPLOYEE AGREEMENT

This Agreement (“Agreement”) is made by and between Palm, Inc. and the undersigned Employee (“I” or “me”) and shall be effective as of the first day of my employment (“Effective Date”) with Palm, Inc. or any of its subsidiaries, branch offices, affiliates and successors (together, “Palm” or “Company”).

I recognize that Palm is engaged in a continuous program of research, development, sales and production relating to its business, present and future. As part of my employment with Palm and considering that I will or may have access to information that Palm considers confidential, I understand and agree that I have certain obligations relating to conflicts of interest, confidential information and inventions that I develop during that employment.

In consideration for my at-will employment by Palm or my continued employment at-will by Palm and the compensation received therefore, I agree as follows:

1. Definition of Palm. For purposes of this Agreement, the term “Palm” shall include Palm and its present and future subsidiaries, branch offices, affiliates and successors. I agree that if I accept a transfer to another division or any parent, subsidiary, branch office or affiliated corporation of Palm, this Agreement will remain in full force and effect and will continue to define my obligations to Palm and any such related corporation regarding conflicts of interest, Confidential Information and inventions, except to the extent prohibited by the applicable law.

2. Confidentiality.

2.1 I will maintain in strictest confidence and will not directly or indirectly disclose or use, either during or after the term of my employment, any proprietary, trade secret or confidential information or know-how belonging to Palm (“Confidential Information”), whether or not in written form and whether or not marked as confidential, except to the extent required to perform duties on behalf of Palm and authorized by Palm. Confidential Information refers to any information not generally known which is obtained from Palm, or which is learned, discovered, developed, conceived, originated or prepared by me, whether in whole or part, during my employment with Palm. Such Confidential Information includes, but is not limited to, information relating to the following (whether or not reduced to writing): Palm’s inventions, hardware, software, source code, object code or other products or technologies, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, product pricing, market and sales information, customer names and other customer information, marketing and development plans, production and future business plans, employee records and personnel information (including compensation), and any other information which is identified or treated as confidential or proprietary by Palm. Confidential Information also includes any information belonging to third parties, including, but not limited to, customers and suppliers of Palm, who may have disclosed such information directly or indirectly to me as the result of my status as an employee of Palm under an obligation of confidentiality.

2.2 I also agree to comply with all United States (and applicable local country) laws, regulations and orders and all Palm policies and practices concerning export and/or re-export of technology, software, source code, object code or other products or technologies acquired by me through any means while employed by or associated with Palm.

3. Return of Confidential Information and Other Materials. At any time at the request of Palm, but in no event later than termination of my employment with Palm, I will deliver to Palm all written and tangible material and information recorded or stored on any electronic, optical or other recording/storage medium, including all copies thereof, in my possession or control that incorporates or reflects the Confidential Information, and permanently destroy all copies that cannot be delivered. If original Confidential Information cannot be delivered, I will contact Palm to enable transfer of such Confidential Information to Palm before I permanently destroy it.

1 of 5

4. Inventions.

4.1 Definition of Inventions. I understand that the term “Inventions”, as used in this Agreement, means any new or useful idea, art, discovery, design, contribution, finding or improvement, whether or not patentable, and all related know-how and Confidential Information, and that inventions include, but are not limited to, all designs, discoveries, formulae, processes, manufacturing techniques, mask works, semiconductor designs, computer software, inventions, marks, logos, improvements, works of authorship and ideas.

4.2 Disclosure and Assignment of Inventions. Except for Prior Inventions (described in Section 4.3 below), I will promptly disclose and describe to Palm all Inventions which I may solely or jointly conceive, create, develop, or reduce to practice during the period of my employment with Palm (i) which relate to Palm’s business or anticipated business or research or development, (ii) which are developed in whole or in part on Palm’s time or with the use of any of Palm’s equipment, supplies, facilities or trade secret information, or (iii) which are suggested by or result from any task assigned to me or work I perform for Palm. I agree to disclose to Palm all Inventions developed by me to permit a determination as to whether or not the Inventions should be the property of Palm. If Palm and I disagree as to whether or not the Inventions should be the property of Palm, it will be my responsibility to prove that it should not be Palm’s property. I agree to assign and do hereby assign to Palm my entire right, title and interest worldwide in such Inventions, except those which I prove to Palm’s reasonable satisfaction are not Palm’s property, and in all intellectual property rights based upon such Inventions. I will, on Palm’s request, promptly execute a specific assignment of title to Palm, as more fully set forth in Subsection 4.5 below.

4.3 Prior Inventions. Set forth on Exhibit A are all Inventions (“Prior Inventions”) made by me prior to my employment with Palm which relate to Palm’s business or Palm’s demonstrably anticipated research and development (issued patents and patent applications filed prior to the commencement of my employment with Palm (including its predecessor organizations) need not be listed). Exhibit A contains no confidential information. If no Prior Inventions are listed in Exhibit A, I represent that I have no Prior Inventions and all Inventions are assigned to Palm pursuant to Section 4.2 above except for patent applications and issued patents that have been filed prior to the commencement of my employment with Palm.

4.4 Nonassignable Inventions. I understand that, pursuant to Sections 2870 and 2872 of the California Labor Code, I am not required to assign to Palm any Invention for which no equipment, supplies, facility or trade secret/confidential information of Palm was used and which was developed entirely on my own time, and (i) which does not relate at the time of conception or reduction to practice to the business of Palm or Palm’s actual or demonstrably anticipated research or development or (ii) which does not result from any work performed by me for Palm. This limited exclusion does not apply to any patent or invention covered by a contract between Palm and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

[Notification to California employees only: The obligation to assign under Section 4.2 of this Agreement does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. I understand that a copy of that code section will be made available to me upon request.]

4.5 Execution of Documents. I agree to perform, during and after my employment with Palm, all acts deemed necessary or desirable by Palm to permit and assist it, at its expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to Palm hereunder. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights or other forms of protection, or other legal proceedings.

5. Conflict of Interest/Competitive Employment.

5.1 I will perform for Palm such duties as may be designated by Palm from time to time and as are consistent with my Offer Letter of even date herewith. I will devote my best efforts on behalf of Palm throughout my employment.

5.2 I have received and read the Palm Code of Conduct and agree to conform my behavior to it. I will do no work (whether or not for pay) for myself or any other person or concern that is along the lines of Palm’s business or anticipated business or research and development, is along the lines competitive therewith, or in any other way

2 of 5

conflicts with my obligations set out in this Agreement, Palm’s conflict of interest policy, or the best interests of Palm, without the prior written consent of an authorized officer of Palm.

5.3 I will promptly disclose to Palm all relevant information regarding any potential or actual conflict.

5.4 I will use my skills and my abilities to develop useful concepts, products, processes, techniques, information, and similar ideas to advance the business of Palm. I understand that the verb “develop” as used in this Agreement in various forms includes within its meaning to conceive, author, make, invent, devise, construct, and reduce to practice.

6. Non-Solicitation. During the term of my employment with Palm and for a period of one (1) year thereafter, I will not solicit or encourage or cause others to solicit or encourage, any employees of Palm to terminate their employment with Palm.

7. No Conflicting Obligations.

7.1 I represent that my execution and performance of this Agreement are not a violation or breach of any other agreement between me and any other person or entity. I will not disclose to Palm, or use or induce Palm to use, any confidential or proprietary information or material belonging to any previous employer or other person or entity without the prior written consent of such employer, person or entity, which consent will be presented to Palm prior to any such disclosure or use. I will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

7.2 I will comply and do all things necessary for Palm to comply with the laws and regulations of all governmental entities under which Palm does business and with the provisions of contracts between such governmental entities or its contractors and Palm that relate to intellectual property or the safeguarding of information.

8. Survival. Notwithstanding the termination of my employment, Sections 2, 3, 4, 6 and 9 shall survive such termination. This Agreement does not in any way restrict my right or the right of Palm to terminate my employment at any time, for any reason or for no reason.

9. Employment Relationship. I acknowledge and agree that the employment relationship between Palm and me is voluntary and “at will,” without any fixed term and may, therefore, be terminated by either me or Palm at any time without notice or cause. This Agreement does not alter this employment relationship or provide consideration for any contract of continued employment.

10. Specific Performance. A breach of any of the promises, representations, or conditions contained herein will result in irreparable and continuing damage to Palm for which there will be no adequate remedy at law, and Palm shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

11. Waiver. The waiver by Palm of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12. Severability. If any part of this Agreement is determined to be invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California as applied to agreements entered into and performed entirely within California between California residents except where applicable law requires the application of local or host country law.

14. Entire Agreement. This Agreement, together with my Offer Letter, Management Retention Agreement and Severance Agreement, constitute the entire agreement between me and Palm relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether

3 of 5

written or oral. This Agreement may be amended or modified only with the written consent of both me and Palm’s Vice President of Human Resources.

15. Assignment. This Agreement may be assigned by Palm. I may not assign or delegate my duties under this Agreement without Palm’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

I CERTIFY AND ACKNOWLEDGE THAT I HAVE CAREFULLY READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I UNDERSTAND AND WILL FULLY AND FAITHFULLY COMPLY WITH ITS PROVISIONS.

Palm, Inc.		Employee

By:	/S/ RENA A. LANE	Signature:	/S/ JON RUBINSTEIN

Print Name:	Rena A. Lane	Print Name:	Jon Rubinstein

Title:	Senior Vice President, Human Resources	Date:	June 2, 2007

Date:	June 1, 2007

4 of 5

EXHIBIT A

EMPLOYEE’S PRIOR INVENTIONS

DESCRIPTION OF INVENTION(S)

5 of 5